Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-168905), and the related Prospectus for the registration of 110,000,000 shares of common stock and to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of our report dated March 29, 2012 with respect to the consolidated balance sheets of Strategic Storage Trust, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2011, included in the Annual Report on Form 10-K filed with the SEC on March 29, 2012, and our report dated April 15, 2011 with respect to the consolidated statements of revenue and certain operating expenses for the years ended December 31, 2010, 2009 and 2008 of USA Self Storage I, DST contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on April 19, 2011, our report dated August 22, 2011 with respect to the combined statements of revenue and certain operating expenses for the year ended December 31, 2010 of the B&B Portfolio contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on August 25, 2011, and our report dated February 27, 2012 with respect to the combined statement of revenue and certain operating expenses for the year ended December 31, 2010 of the Homeland Portfolio contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on March 13, 2012.

/s/ REZNICK GROUP, P.C.

Los Angeles, California

August 16, 2012